Exhibit 99.1

PVH Corp. Declares Quarterly Cash Dividend

NEW YORK--(BUSINESS WIRE)— November 1, 2023 -- PVH Corp. [NYSE:PVH], announced the Executive Committee of the Board of Directors of PVH Corp. declared a quarterly cash dividend of $0.0375 per share payable on December 20, 2023 to stockholders of record on November 29, 2023.

About PVH Corp.

PVH is one of the world's largest and most admired fashion companies, connecting with consumers in over 40 countries. Our global iconic brands include Calvin Klein and TOMMY HILFIGER. Our 140-year history is built on the strength of our brands, our team, and our commitment to drive fashion forward for good. That's the Power of Us. That's the Power of PVH.

Follow us on Facebook, Instagram, Twitter and LinkedIn.

Contact:
Mark D. Fischer
Executive Vice President, General Counsel and Secretary
(212) 381-3509